                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                               COMMISSION FILE NUMBER: 333-06903


                          FINA OIL AND CHEMICAL COMPANY

                           (Exact name of registrant)
                                P.O. Box 2159
                             Dallas, Texas 75221
                                (214) 750-2400



 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       $125,000,000 6 7/8% NOTES DUE 2001
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)   [ ]    Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii) [ ]
                Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6           [X]
                Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date: 1

           Pursuant to the requirements of the Securities Exchange Act of 1934, Fina, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              FINA OIL AND CHEMICAL COMPANY


                                              By:   /s/ Cullen M. Godfrey
                                                  -------------------------
                                                     Cullen M. Godfrey
Date:          August 5, 1998